Exhibit 99.1

Quovadx Updates Status of SEC Inquiry; Retains Hogan & Hartson L.L.P.
          To Conduct Special Review of Infotech Relationship

    ENGLEWOOD, Colo.--(BUSINESS WIRE)--April 12, 2004--Quovadx, Inc. (Nasdaq:QVDX), a global platform software and vertical solutions company, today announced that the Securities and Exchange Commission
(SEC) has notified the company that its previously announced informal inquiry has become a formal investigation.
    Quovadx also announced that the audit committee of its board of directors has retained the law firm of Hogan & Hartson L.L.P. to conduct a special review of the company's relationship with Infotech Network Group and of the company's disclosures concerning Infotech. At this time, Quovadx has not yet received payment from Infotech.
    Hogan & Hartson is an international law firm headquartered in Washington D.C. with close to 1,000 attorneys practicing in 20 offices around the world. The 80 lawyers in its three Colorado offices represent local, national and international clients, principally in the areas of corporate, securities and finance, intellectual property and other specialty areas.

    About Quovadx, Inc.

    Quovadx (Nasdaq:QVDX), a global software and services firm based in Englewood, Colo., helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of two primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application Software division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx operates internationally with more than 600 employees, serving companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. For more information, please visit http://www.quovadx.com.

    Company names mentioned may be trademarks of the companies with which they are associated.

    CONTACT: INVESTOR CONTACT:
             Quovadx, Inc
             Larry Thede, 720-554-1346
             larry.thede@quovadx.com
             or
             MEDIA CONTACT:
             Euro RSCG Life NRP
             Ernie Knewitz, 720-554-1220
             ernie.knewitz@eurorscg.com